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                                  EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
The Santa Cruz Operation, Inc.:

       We consent to the incorporation herein by reference of our reports dated October 22, 1997, relating to the consolidated statements of operations, shareholders' equity (deficit) and cash flows of The Santa Cruz Operation, Inc., and subsidiaries for the year ended September 30, 1997, and the related schedule, which reports appear or are incorporated by reference in the September 30, 1999, annual report on Form 10-K/A of The Santa Cruz Operation, Inc., and reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG, LLP
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KPMG, LLP

Mountain View, California
November 8, 2000